    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2002
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                  SCHEDULE TO
                                 (Rule 14D-100)

  Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities
                              Exchange Act of 1934

                   FREEPORT MCMORAN OIL AND GAS ROYALTY TRUST
                       (Name of Subject Company (Issuer))

                           TEXAS STANDARD OIL COMPANY
                       (Name of Filing Persons (Offeror))

                          UNITS OF BENEFICIAL INTEREST
                         (Title of Class of Securities)

                                   356713107
                     (CUSIP Number of Class of Securities)

                                 CHIP LANGSTON
                        6371 RICHMOND AVENUE, SUITE 100
                              HOUSTON, TEXAS 77057
                                 (713)547-2000
      (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                                   Copies to:
                              GEORGE G. YOUNG III
                             HAYNES AND BOONE, LLP
                       1000 LOUISIANA STREET, SUITE 4300
                              HOUSTON, TEXAS 77002
                           TELEPHONE: (713) 547-2000
                           (713) 547-2600 (FACSIMILE)

                           CALCULATION OF FILING FEE
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
             TRANSACTION VALUATION(1)                             AMOUNT OF FILING FEE(2)
-------------------------------------------------------------------------------------------------------
                     $898,523                                              $180
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based on the product of (a) $.06, the average of the high and low sales prices per unit of Freeport McMoRan Oil and Gas Royalty Trust units on January 3, 2001, and (b) 14,975,390, the maximum number of units of Freeport McMoRan Oil and Gas Royalty Trust units estimated to be received by Texas Standard Oil Company pursuant to the exchange offer.
(2) The filing fee of $180 is hereby offset by the filing fee of $233 that has been previously paid pursuant to Section 6(b) of the Securities Act of 1933 in connection with the Registration Statement on Form S-4 filed by Texas Standard Oil Company on the same date as this Schedule TO.

[X] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:  $233

Form or Registration No.:  Registration Statement on Form S-4 (Reg. No.
333-76552)

Filing Party:  Texas Standard Oil Company

Date Filed:  January 10, 2002

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] Third-party tender offer subject to Rule 14d-1.

[ ] Issuer tender offer subject to Rule 13e-4.

[ ] Going-private transaction subject to Rule 13e-3.

[ ] Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     This Tender Offer Statement on Schedule TO relates to the commencement of an offer by Texas Standard Oil Company, a Texas corporation ("TEXAS STANDARD"), to exchange (1) one share of its common stock, $.01 par value ("COMMON STOCK") for every 20 units of beneficial interest ("UNITS") of the Freeport-McMoRan Oil and Gas Royalty Trust, a Texas trust (the "TRUST") tendered by record holders of 2,000 or more Units and (2) a warrant ("WARRANT") to purchase one share of its Common Stock for every 20 Units tendered by record holders of fewer than 2,000 Units (the "EXCHANGE OFFER").

     Texas Standard has filed a registration statement with the Securities and Exchange Commission on Form S-4 relating to the Common Stock and Warrants to be issued to unitholders of the Trust in the Exchange Offer (the "REGISTRATION STATEMENT"). The terms and conditions of the Exchange Offer (as they may from time to time be amended, supplemented or finalized) are described in the prospectus which is a part of the Registration Statement (the "PROSPECTUS"), and the related Letter of Transmittal.

     All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other amendment thereto related to the Exchange Offer hereafter filed with the Securities and Exchange Commission by Texas Standard, including the financial statements beginning on Page F-1 of the Prospectus, is hereby incorporated by reference in answer to Items 2 through 11 of this Schedule TO. You may read and copy the information incorporated by reference into this Schedule TO and other documents that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the SEC are also available to the public at the SEC's Internet site at "http://www.sec.gov."

ITEM 1. SUMMARY TERM SHEET

     The information required by this Item is disclosed to security holders in a prospectus meeting the requirements of Rule 421(d) under the Securities Act of 1933.

ITEM 12. EXHIBITS.

      EXHIBIT
      NUMBER                                DESCRIPTION
      -------                               -----------
(a)(1)              Prospectus relating to Common Stock and Warrants of Texas
                    Standard to be issued in the Exchange Offer. (Incorporated by reference to the Registration Statement on Form S-4 filed with the SEC by Texas Standard Oil Company on January 10,
                    2002)
(a)(2)              Form of Letter to Record Holders (Incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-4
                    filed with the SEC by Texas Standard Oil Company on January
                    10, 2002)
(a)(3)              Form of Letter to Clients (Incorporated by reference to
                    Exhibit 99.2 of the Registration Statement on Form S-4 filed with the SEC by Texas Standard Oil Company on January 10,
                    2002)
(a)(4)              Form of Letter of Transmittal. (Incorporated by reference to
                    Exhibit 99.3 of the Registration Statement on Form S-4 filed with the SEC by Texas Standard Oil Company on January 10,
                    2002)

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

     Not applicable.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 2002

                                          TEXAS STANDARD OIL COMPANY

                                          By: /s/ TIMOTHY M. ROBERSON
                                            ------------------------------------
                                              Timothy M. Roberson, Chief
                                              Executive
                                            Officer and President

                                 EXHIBIT INDEX

      EXHIBIT
      NUMBER                                DESCRIPTION
      -------                               -----------
(a)(1)              Prospectus relating to Common Stock and Warrants of Texas
                    Standard to be issued in the Exchange Offer. (Incorporated by reference to the Registration Statement on Form S-4 filed with the SEC by Texas Standard Oil Company on January 10,
                    2002)
(a)(2)              Form of Letter to Record Holders (Incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-4
                    filed with the SEC by Texas Standard Oil Company on January
                    10, 2002)
(a)(3)              Form of Letter to Clients (Incorporated by reference to
                    Exhibit 99.2 of the Registration Statement on Form S-4 filed with the SEC by Texas Standard Oil Company on January 10,
                    2002)
(a)(4)              Form of Letter of Transmittal. (Incorporated by reference to
                    Exhibit 99.3 of the Registration Statement on Form S-4 filed with the SEC by Texas Standard Oil Company on January 10,
                    2002)